                                                Filed pursuant to Rule 424(b)(3)
                                                File No. 333-4877





                                 AMF GROUP INC.



   Supplement No. 16 to Prospectus dated August 12, 1996, as supplemented by
                   Supplement No. 1 dated September 9, 1996,
                   Supplement No. 2 dated September 9, 1996,
                   Supplement No. 3 dated September 10, 1996,
                   Supplement No. 4 dated September 11, 1996,
                   Supplement No. 5 dated September 27, 1996,
                    Supplement No. 6 dated October 10, 1996,
                    Supplement No. 7 dated October 24, 1996,
                   Supplement No. 8 dated November 14, 1996,
                   Supplement No. 9 dated December 20, 1996,
                   Supplement No. 10 dated January 16, 1997,
                   Supplement No. 11 dated January 20, 1997,
                   Supplement No. 12 dated January 22, 1997,
                     Supplement No. 13 dated March 6, 1997,
                   Supplement No. 14 dated March 31, 1997 and
                    Supplement No. 15 dated April 25, 1997.



               The date of this Supplement No. 16 is May 5, 1997.

 On May 2, 1997, AMF Group Inc. filed the attached Current Report on Form 8-K.

                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549


                                    FORM 8-K


                               CURRENT REPORT
                   PURSUANT TO SECTION 13 or 15(d) of the
                       SECURITIES EXCHANGE ACT OF 1934


              Date of Report (Date of earliest event reported):
                                April 24, 1997


                               AMF GROUP INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in charter)



                                   Delaware
--------------------------------------------------------------------------------
                         (State or other jurisdiction
                              of incorporation)



              001-12131                                                                  13-3873272
---------------------------------                                                 ------------------------
     (Commission File No.)                                                             (IRS employer
                                                                                    identification no.)

8100 AMF Drive, Mechanicsville, Virginia                                                             23111
---------------------------------------------------------------------------------------------------------------
(Address of principal executive offices)                                                           (Zip Code)

              Registrant's telephone number, including area code
                                (804) 730-4000

ITEM 5.          OTHER EVENTS

                 On April 24, 1997, AMF Bowling Centers, Inc. ("AMF"), a Virginia corporation and an indirect, wholly-owned subsidiary of AMF Group Inc. (the "Registrant"), a Delaware corporation, completed the acquisition (the "Acquisition") of American Recreation Centers, Inc., a publicly held California corporation ("ARC"), pursuant to the merger of Noah Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of AMF ("Noah"), with and into ARC pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of January 17, 1997, by and among AMF, Noah and ARC. A copy of the Merger Agreement is attached as Exhibit 1 hereto and is incorporated herein by reference, and the description of and all references to the Merger Agreement are qualified in their entirety by reference to such Merger Agreement. ARC is engaged in the operation of bowling centers and related operations and such operations will continue under AMF.

                 The purchase price was approximately $70 million, including the repayment or assumption of certain debt and the purchase of related joint venture interests. The purchase price was negotiated between AMF and ARC. The Acquisition was funded from available borrowings under the Registrant's existing acquisition facility established by the Credit Agreement, dated as of May 1, 1996, as amended, by and among the Registrant, the banks, financial institutions and other institutional lenders listed on the signature pages thereof as Initial Issuing Banks, Goldman, Sachs & Co., and Citicorp, N.A., as administrative agent, and Citicorp USA, Inc., as collateral agent.

                 On April 24, 1997, the Registrant issued a press release relating to the consummation of the Acquisition. A copy of the press release is attached as Exhibit 2 hereto and is incorporated herein by reference.



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
ITEM 7.          FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
                 EXHIBITS.

                 (c)      Exhibits.

                          1. Agreement and Plan of Merger, dated as of January 17, 1997, by and among AMF Bowling Centers, Inc., Noah Acquisition Corp. and American Recreation Centers, Inc.

                          2. Press Release, dated April 24, 1997 relating to the transaction between AMF Bowling Centers, Inc. and American Recreation Centers, Inc.





                 [EXHIBITS NOT ATTACHED]



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
                 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        AMF GROUP INC.


                                        By: /s/ Stephen E. Hare
                                           -----------------------------
                                             Name:  Stephen E. Hare
                                             Title: Chief Financial Officer


Date:  April 24, 1997




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